SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.   20549


                                 FORM 8-K

                              CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 29, 1996
                                                 __________________


                        Canandaigua Wine Company, Inc.
_____________________________________________________________________________

         (Exact name of registrant as specified in its charter)


      Delaware                0-7570              16-0716709
____________________        ___________       ___________________
  (State or other
    jurisdiction           (Commission          (IRS Employer
  of incorporation)         File Number)      Identification No.)



            116 Buffalo Street, Canandaigua, New York 14424
_____________________________________________________________________________

     (Address of principal executive offices)       (Zip Code)


   Registrant's telephone number, including area code     (716) 394-7900
                                                        __________________



                                Not Applicable
      __________________________________________________________________

        (Former name or former address, if changed since last report)


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                                       - 2 -

ITEM 5.    OTHER EVENTS.

           The Registrant released on April 29, 1996 the following announcement with respect to the preliminary results of its operations for the six month transition period ended February 29, 1996:

CANANDAIGUA WINE COMPANY, INC. ANNOUNCES PRELIMINARY RESULTS

           Canandaigua, NY, April 29, 1996 -- Canandaigua Wine Company, Inc. (NASDAQ: WINEA and WINEB) announced today unaudited preliminary results of operations for its six month transition period ended February 29, 1996 (referred to as "Fiscal 96"). The Company previously announced a change in its fiscal year end from August 31 to the last day of February.

           During the Fiscal 96 six month transition period, the Company had gross sales of $738 million and net sales of $535 million as compared to gross sales of $592 million and net sales of $454 million, respectively, in the same period a year ago. This 25% increase in gross sales and 18% increase in net sales is primarily attributable to sales of spirits brands such as Fleischmann and Mr. Boston acquired in September, 1995 (the "UDG Acquisition"), which were not under the Company's ownership in the previous period, and increased sales of the Company's beer and varietal wine products.

           Unit volume of the Company's branded products increased 17% in Fiscal 96 over the same period a year ago. This increase was primarily due to the addition of spirits brands from the UDG Acquisition, a 25% increase in imported beer volume and a 22% increase in varietal wine volume. The Company also had increased sparkling wine volume of approximately 3% during Fiscal 96 over the same period a year ago. Including, for comparison purposes, sales of spirits brands from the UDG Acquisition in the first two quarters of fiscal 1995 before the Company's acquisition thereof, unit volumes of the Company's branded products increased approximately 7% in Fiscal 96 including the effect of lower non-varietal, spirits and dessert wine volume which declined 5%, 3% and 5%, respectively.

           The Company expects to report net income of approximately $3.3 million or approximately $0.17 per share fully diluted for Fiscal 96 as compared to $20.3 million or $1.11 per share in the same period a year ago. The Company estimates that Fiscal 96 net income, which was lower than expected, was reduced by the amounts and for the reasons set forth below:

* Approximately $13 million due to non recurring costs and expenses and the timing of recognition of costs and expenses related to the change in the Company's fiscal year end.

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                                    - 3 -

* Approximately $6.7 million due to higher selling, general and administrative expenses in the wine division and corporate area related to additional personnel employed by the Company during Fiscal 96 and higher advertising and promotional expenses as compared to the same period a year ago. The addition of personnel and the higher advertising and promotional expenses were related in large part to the Company's acquisition of the Inglenook and Almaden brands and related assets in August 1994. These increased expenses were expected and the Company continues to believe that this acquisition is highly synergistic.

* Approximately $3.8 million by reason of lower gross margins due primarily to higher grape costs. The Company implemented a series of selling price increases which on an annualized basis would fully offset these higher costs from the 1995 grape harvest. Under the last-in, first-out method of costing ("LIFO"), higher costs expected to occur within the fiscal year are fully reflected each quarter the Company reports its results of operations. Increases in wine and grape juice concentrate selling prices, however, are generally implemented as higher cost inventories are used later in the fiscal year. Initially, this timing difference results in increased selling prices not fully absorbing higher costs on a reported basis.

           The reduction in net income was offset, in part, by the strong performance of the Company's beer and spirits division, Barton. Exclusive of the impact of the UDG Acquisition, Barton contributed an additional $3.9 million to the Company's net income in Fiscal 96. Barton's strong performance was led by substantial increases in its imported beer sales and modest increases in spirits sales excluding newly acquired products. In addition, the UDG Acquisition contributed $3.1 million to the Company's net income in Fiscal 96 including the impact of the interest expense associated with the acquisition financing. Both the gross margin and the operating margin from the UDG Acquisition were significantly higher than the Company's average margins in Fiscal 96.

           The Company also announced today that it expects fully diluted net income per share for the twelve months ending February 28, 1997 ("Fiscal 97"), to be in the range of $2.30 to $2.50. The Company does not, however, necessarily expect its projected fully diluted net income per share for each quarter of Fiscal 97 to follow historical patterns on a quarterly basis. These projected results assume increased grape costs from the upcoming harvest. The Company would expect to increase its wine and grape juice concentrate selling prices to offset fully these higher costs on an annualized basis. Under LIFO, higher costs expected to occur within the fiscal year are fully reflected each quarter the Company reports its results of operations. Increases in wine and grape juice concentrate selling prices, however, are generally implemented as higher cost inventories are used later in the fiscal year. Initially, this timing difference results in increased selling prices not fully absorbing higher costs on a reported basis.

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                                    - 4 -

           Richard Sands, President and Chief Executive Officer of the
Company, said, "While we are disappointed with Fiscal 96 results, we are confident that we are positioned to realize the benefits of our acquisition strategy and continued internal growth." Mr. Sands added, "Our Fiscal 96 sales trends were very positive, driven by strong volume growth and increased market share in both imported beer and varietal wine. The initial six months of our UDG Acquisition have met our expectations, making significant contributions to our overall profitability. We implemented selling price increases by the end of Fiscal 96 to offset increased grape costs from the fall 1995 harvest. In addition, we are in the process of increasing selling prices further, particularly on our varietal wines, to improve profit margins further."

           Canandaigua Wine Company, Inc., headquartered in Canandaigua, New York, is a leading producer and marketer of more than 125 national and regional beverage alcohol brands. It is the second largest supplier of wines, the fourth largest importer of beers and the fourth largest supplier of distilled spirits in the United States. The Company's beverage alcohol brands are marketed in five general categories and include the following principal brands:

Table Wines:  Almaden, Inglenook, Paul Masson, Taylor California
     Cellars, Cribari, Manischewitz, Taylor New York, Marcus
     James, Deer Valley and Dunnewood
Sparkling Wines: Cook's, J. Roget, Great Western and Taylor New York Dessert Wines: Richards Wild Irish Rose, Cisco and Taylor New York Imported Beers: Corona, St. Pauli Girl, Modelo Especial, and Tsingtao Distilled Spirits: Fleischmann, Barton, Mr. Boston, Canadian LTD, Ten High
     Bourbon, Montezuma Tequila, Inver House Scotch and Monte Alban Mezcal.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this Release which are not historical facts are forward-looking statements. Any projections of future results of operations, and in particular, the Company's expected fully diluted net income per share for Fiscal 96 and Fiscal 97, should in no manner be construed as a guarantee that these results will in fact occur. The forward-looking statements contained herein are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements as follows:

* The Company's expected results of operations for Fiscal 96 are subject to the completion of the audit of such results by the Company's independent public accountants.

* The Company is in a highly competitive environment and its dollar sales and unit volume could be negatively affected by its inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of its wholesale customers, retailers or consumers to purchase competitive products instead of the Company's products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of the Company's products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply, or consumer demand for, the Company's products.

* The Company could experience raw material supply, production or shipment difficulties which could adversely affect its ability to supply goods to its customers. The Company could also experience higher than expected increases in its cost of product sold if raw materials such as grapes or packaging materials are in short supply or if the Company experiences increased overhead costs.

* The Company could experience higher than expected selling, general and administrative expenses if it finds it necessary to increase its number of personnel or its advertising or promotional expenditures to maintain its competitive position or for other reasons.

* The Company believes that its future results of operations are inherently difficult to predict due to the Company's use of the last-in, first-out costing method ("LIFO"), particularly as it relates to the Company's purchase of grapes from the 1996 fall harvest. Preliminary indications are that grape costs are likely to be higher than last year's costs. However, the Company is currently unable to predict with any certainty the magnitude of such increases.

* The Company is currently undergoing a reengineering effort involving the evaluation of its business processes and organizational structure and could make changes in its business in response to this effort which are not currently contemplated.

* The Company could experience difficulties or delays in the development, production, testing and marketing of new products, and the failure of manufacturing economies related to such matters as bottling line speeds and warehousing capabilities to develop when planned.

* The Company could experience changes in its ability to obtain or hedge against foreign currency, foreign exchange rates and fluctuations in those rates. The Company could also be affected by nationalizations or unstable governments or legal systems or intergovernmental disputes. These currency, economic and political uncertainties may affect the Company's results, especially to the extent these matters, or the decisions, policies or economic strength of the Company's suppliers, affect the Company's Mexican, German, Chinese and other imported beer products.

* The forward-looking statements contained herein are based on estimates which the Company believes are reasonable. This means that the Company's actual results could differ materially from such estimates as a result of being negatively affected as above described or otherwise positively affected.

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                               SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        Canandaigua Wine Company, Inc.



Dated:   April 29, 1996                 By:/s/ Robert Sands
                                           ------------------------------
                                           Robert Sands
                                           Executive Vice President and
                                           General Counsel